EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Joseph E. Sarachek
President, Chief Executive Officer
PubliCARD, Inc.
(212) 265-7013

PUBLICARD, INC. FILES VOLUNTARY PETITION FOR CHAPTER 11 REORGANZATION

NEW YORK - MAY 18, 2007 - On May 17, 2007 at 11:00PM EST, PubliCARD, Inc. (the “PubliCARD”) filed a voluntary petition for reorganization under chapter 11 of the Untied States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Case No. 07-11517). PubliCARD will continue to manage and operate its business as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. PubliCARD will seek to reorganize its business under chapter 11 protection in order to preserve the value of the company. None of PubliCARD’s subsidiaries were included in the filing. PubliCARD’s Infineer subsidiary, headquartered in Ireland, will continue its business operations without supervision from the Bankruptcy Courts and will not be subject to the chapter 11 requirements of the Bankruptcy Code.

About PubliCARD, Inc.

Headquartered in New York, NY, PubliCARD, through its Infineer Ltd. subsidiary, designs smart card solutions for educational and corporate sites. The Company’s future plans revolve around a potential acquisition strategy that would focus on businesses in areas outside the high technology sector while continuing to support the expansion of the Infineer business. However, the Company will not be able to implement such plans unless it is successful in obtaining additional funding, as to which no assurance can be given. More information about PubliCARD can be found on its web site www.publicard.com.

Special Note Regarding Forward-Looking Statements: Certain statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. Such factors include general economic and business conditions, the ability to fund operations and need to raise capital, the ability to identify and consummate acquisitions and strategic alliances, business and product development, time to market, the loss of market share, ability to attract and retain employees, development of competitive products by others, ability to protect our intellectual property, impact of pending litigation, liquidity of our common shares, market makers choosing not to make a market for our common shares on the OTC Bulletin Board and other factors over which PubliCARD has no control. For more information on the potential factors which could affect financial results, refer to the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.